EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

CHRISTOPHER & BANKS CORPORATION

I, Andrew K. Moller, Senior Vice President and Chief Financial Officer of Christopher & Banks Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.             The name of the corporation is Christopher & Banks Corporation.  The date of filing of its original Certificate of Incorporation with the Secretary of State is November 24, 1986, and the date of filing its Restated Certificate of Incorporation with the Delaware Secretary of State is February 24, 1992, as amended to date.

2.             This Restated Certificate of Incorporation restates and integrates and further amends the Restated Certificate of Incorporation as filed with the Delaware Secretary of State on February 24, 1992, as amended to date.

3.             This Restated Certificate of Incorporation was duly adopted by vote of the stockholders in accordance with Section 242 and 245 of the General Corporation Law of the State of Delaware.

4.             The Restated Certificate of Incorporation as filed with the Delaware Secretary of State on February 24, 1992, as amended to date, including any amendments heretofore adopted, are hereby amended and restated in their entirety and superseded by this Restated Certificate of Incorporation, attached hereto as Exhibit A.

IN WITNESS WHEREOF, I have hereunto set my hand as of this 29th day of January, 2003.

/s/ Andrew K. Moller
Andrew K. Moller, Senior Vice
President and Chief Financial Officer

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 12:00 PM  01/30/2003

030063011 – 2108619

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

CHRISTOPHER & BANKS CORPORATION

FIRST:  The name of the Corporation is Christopher & Banks Corporation.

SECOND:  The address of the Corporation’s registered once in the State of Delaware is 2711 Centerville Road, Suite 400, in the city of Wilmington, County of Newcastle, zip code 19808, and the name of its registered agent at that address is The Prentice-Hall Corporation Systems, Inc.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of all classes of Stock that the Corporation shall have authority to issue is seventy-five million (75,000,000) shares, of which (a) one million (1,000,000) shares shall be undesignated preferred stock having a par value of $.01 per share (the “Preferred Stock”), and (b) seventy-four million (74,000,000) shares shall be common stock with the par value of $.01 per share (the “Common Stock”).  Notwithstanding the foregoing, the Corporation shall not issue nonvoting equity securities, whether in the form of Common Stock or other equity securities.

FIFTH:  The business and affairs of the Corporation shall be managed by the Board of Directors, and election of directors need not be by written ballot unless and to the extent the By-Laws of the Corporation so provide.

Section 1.  Election of Directors.

The number of the directors of the Corporation shall be fixed from time to time by or pursuant to the By-Laws.  The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-Laws, with the members of each class to hold office until their successors are elected and qualified.  At each annual meeting of stockholders of the Corporation; the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Section 2.  Newly Created Directorships and Vacancies.

Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall been elected and qualified.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

SIXTH:  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by much holders.  Except as otherwise required by law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the Board of Directors.

SEVENTH:  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal from time to time the By-Laws of the Corporation in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation of the Corporation.

EIGHTH:  No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct of a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

NINTH:  The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

TENTH:  The Corporation reserves the right at any time and from time to time to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or as hereafter prescribed by law, and all rights, preferences, and privileges conferred upon stockholders, directors, and officers by or pursuant to this Certificate of Incorporation in its present form or as hereafter amended are subject to the rights reserved in this Article.

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1.             The name of the corporation (hereinafter called the “Corporation”) is Christopher & Banks Corporation.

2.             The registered office of the Corporation within the State of Delaware is hereby changed to 160 Greentree Drive, Suite 101, City of Dover 19904, County of Kent.

3.             The registered agent of the Corporation within the State of Delaware is hereby changed to National Registered Agents, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.

4.             The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on September 26, 2005.

/s/ Andrew K. Moller
Andrew K. Moller, Sr. Vice President

State of Delaware

Secretary of State

Division of Corporations

Delivered 11:10 AM 09/27/2005

FILED 10:53 AM 09/27/2005

SRV 050788975 – 21-8619 FILE